Exhibit 99.1

EnteroMedics Announces 18 Month ReCharge Study Results

VBLOC Therapy Continues to Demonstrate Durable and Safe Weight Loss

ST. PAUL, Minnesota, December 3, 2013 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced 18 month efficacy and safety results from its 5 year ReCharge Pivotal Trial of VBLOC® vagal blocking therapy for the treatment of obesity.

Patients in the VBLOC group (n=117), achieved excess weight loss (EWL) of 25%, or 10% total body weight loss (TBL), compared to 12% EWL, or 4% TBL for sham control group patients (n=42). The 13% difference in EWL demonstrated statistical superiority over sham control (p<0.001). In total, 54% of patients in the VBLOC group achieved at least 20% EWL and 41% achieved at least 25% EWL, compared to 26% and 17%, respectively, for the sham control group at the 18-month interval. Significantly, approximately 78% of the patients who reported for their 18-month visit remained under the clinical trial’s randomized blind.

The rate of device-related serious adverse events at 18 months was 4.3% for the VBLOC group, meaningfully lower than the 12 month threshold of 15% (p<0.0001). The safety results continued to confirm VBLOC Therapy had no adverse cardiovascular effects. Overall, a reduction in blood pressure and heart rate was observed.

“Durable weight loss over time is a critical, if challenging, goal in bariatric medicine, one that plays a significant role in achieving long-term health benefits,” said Mark B. Knudson, Ph.D., EnteroMedics’ President and Chief Executive Officer. “These study results, along with multi-year data from our earlier clinical trials, demonstrate durability of effect and a superior record of safety, underscoring the attractive benefit risk profile of VBLOC Therapy. If approved, VBLOC may help to address the lifelong challenges associated with obesity by offering a treatment option that supports safe, long-term weight loss and a healthy lifestyle.”

About the ReCharge Pivotal Trial

The ReCharge Pivotal Trial of VBLOC® vagal blocking therapy for the treatment of obesity is a prospective double-blind, sham-controlled clinical trial involving 239 randomized patients (233 implanted) at ten sites in the United States and Australia. The trial tested the effectiveness and safety of VBLOC Therapy utilizing EnteroMedics’ Maestro® Rechargeable (RC) System. All patients in the trial received an implanted device and were randomized in a 2:1 allocation to VBLOC treatment or sham control groups. Patients were surgically implanted with either a fully functional device with leads to the vagus nerve (treated) or received a sham surgical procedure and a sham device without leads to the vagus nerve (sham control). All patients are expected to participate in a weight management counseling program.

About Maestro Rechargeable (RC) System

The Maestro® RC System delivers VBLOC® vagal blocking therapy via two small electrodes that are laparoscopically implanted and placed in contact with the trunks of the vagus nerve just above the junction between the esophagus and the stomach. The Maestro RC System is powered by an internal, rechargeable battery. The battery is recharged via an external mobile charger and transmit coil that the patient uses for a short time each week. The Maestro Rechargeable System has received CE Mark and is listed on the Australian Register of Therapeutic Goods.

About VBLOC® Therapy

EnteroMedics developed VBLOC® vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro® System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low-energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. EnteroMedics’ proprietary technology, VBLOC® vagal blocking therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. VBLOC allows people with obesity to take a positive path towards weight loss, addressing the lifelong challenge of obesity and its comorbidities without sacrificing wellbeing or comfort. EnteroMedics’ Maestro Rechargeable System has received CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our preliminary findings from our EMPOWER™ and ReCharge pivotal trials; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 7, 2013. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution - Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.

Company Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

Media Contact:

Sam Brown Inc.

Mike Beyer

(312) 961-2502

beyer@sambrown.com